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[VISTA GOLD LOGO]
7961 SHAFFER PARKWAY
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186


                                        Trading Symbol:  VGZ
                                        Toronto and American Stock Exchanges

____________________________________ NEWS_______________________________________



VISTA GOLD CORP. ANNOUNCES A PROPOSED U.S. $6.5 MILLION PRIVATE PLACEMENT


DENVER, COLORADO JULY 28, 2004 - Vista Gold Corp. (TSX & AMEX: VGZ) announces that subject to regulatory approval, it plans to undertake a private placement financing, which if completed, will raise gross proceeds of up to U.S. $6.5 million from the sale of up to 1.96 million units priced at U.S. $3.30 per unit. The proceeds will be used for the acquisition of additional projects, if suitable opportunities arise; maintenance and evaluation of current projects and on-going administration costs. Each unit will consist of one common share and one warrant. Each warrant will entitle the holder to acquire one common share at an exercise price of U.S. $4.75 for a period of two years from the date of issue.

The terms of the private placement will require Vista to register for resale, under the U.S. Securities Act of 1933, the common shares issued in the placement, as well as the common shares issuable upon the exercise of warrants. Starting six months after the share registration date, if the closing price of Vista's common shares on the American Stock Exchange is U.S. $5.50 or more for a period of 20 consecutive trading days, then for 15 business days Vista will have the option to request that the warrants be exercised. If the warrants are not exercised within 15 business days following this request, they will be cancelled.

A cash finder's fee of 5% of the gross proceeds raised will be paid to an advisor to the corporation in conjunction with the private placement.

The securities described above have not been registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation's holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Hycroft and Wildcat projects in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico, and the Amayapampa project in Bolivia.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Howard Harlan at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com
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